Exhibit 9

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT (this “Guarantee Agreement”) dated as of December 27, 2016 by REL US Corp, a Delaware corporation ( “Guarantor”) for the benefit of the Lenders and Administrative Agent from time to time party to the Agreement (as defined below).

WHEREAS, REL US Centennial Holdings, LLC (“Obligor”) has entered into a Margin Loan Agreement (the “Agreement”), dated as of the date hereof, among Obligor, as Borrower, Lenders party thereto and Citibank, N.A., as Administrative Agent (such Lenders, together with such Administrative Agent, and their permitted successors and assigns, the “Beneficiaries”). Any capitalized terms used but not defined herein shall have the meanings given thereto in the Agreement; and

WHEREAS, Guarantor and REL IP General Partner LP are the sole members of REL US Partnership, LLC, which holds the Equity Interests in Obligor, and will benefit from the extensions of credit to Obligor under the Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1.                            The Guarantee.  Subject to Section 3, (a) Guarantor hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all Obligations (including, for the avoidance of doubt, any interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding) (the “Guaranteed Obligations”), and (b) upon failure by Obligor to pay punctually any Guaranteed Obligation, Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Agreement.

2.                            Guarantee Unconditional.  The obligations of Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)                                 any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of Obligor under the Agreement, by operation of law or otherwise;

(b)                                 any modification or amendment of or supplement to the Agreement;

(c)                                  any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of Obligor under the Agreement;

(d)                                 any change in the existence, structure or ownership of Obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Obligor or its assets or any resulting release or discharge of any obligation of Obligor contained in the Agreement;

(e)                                  the existence of any claim, set-off or other rights which Guarantor may have at any time against Obligor, any Beneficiary or any other entity, whether in connection herewith or with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)                                   any invalidity or unenforceability relating to or against Obligor for any reason of the Agreement or any provision of applicable law or regulation purporting to prohibit the payment by Obligor of any Obligations; or

(g)                                  any other act or omission to act or delay of any kind by Obligor, any Beneficiary or any other person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense (other than defense of payment) to Guarantor’s obligations hereunder.

3.                            Limit of Liability.  Guarantor shall be liable under this Guarantee Agreement to any applicable Lender (and any other Beneficiary on behalf of such Lender) only for an amount up to the product of (x) the aggregate Applicable Percentage of such Lender and (y) the largest amount that would not render Guarantor’s obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provision of any other applicable law.

4.                            Discharge only upon Payment in Full; Reinstatement in Certain Circumstances.  Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full (the “Termination Date”). If at any time any payment of any Guaranteed Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Guarantor or otherwise, Guarantor’s obligations hereunder shall be reinstated  with respect to such payment as though such payment had been due but not made at such time.

5.                            Waiver by Guarantor.  Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person or entity against Guarantor, Obligor or any other person or entity.

6.                            Subrogation.  Upon making full payment with respect to any obligation of Obligor hereunder, Guarantor shall be subrogated to the rights of the payee against Obligor with respect to such obligation; provided that Guarantor shall not enforce any payment by way of subrogation so long as any Guaranteed Obligation remains unpaid.

7.                            Stay of Acceleration.  If acceleration of the time for payment of any Guaranteed Obligation is stayed upon the insolvency, bankruptcy or reorganization of Obligor, all such Guaranteed Obligations otherwise subject to acceleration under the terms of the Agreement shall nonetheless be payable by Guarantor hereunder forthwith on demand by any Beneficiary, subject to Section 3.

8.                            Representations and Warranties.  Guarantor represents and warrants to the Beneficiaries that:

(a)                                 Guarantor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted and to enter into, and perform its obligations under, the Margin Loan Documentation to which it is a party, and to consummate the Transactions in which it is involved and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(b)                                 The Transactions involving Guarantor are within Guarantor’s powers and have been duly authorized by all necessary action by Guarantor under its Organization Documents and applicable law.  This Guarantee Agreement and each other document included in the Margin Loan Documentation executed by Guarantor has, in each case, been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)                                  The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Margin Loan Documentation, (ii) will not violate any Law applicable to Guarantor or the Organization Documents of Guarantor or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon

Guarantor or assets of Guarantor, or give rise to a right thereunder to require any payment to be made by Guarantor, and (iv) will not result in the creation or imposition of any Lien on any asset of Guarantor,  except Liens created pursuant to the Margin Loan Documentation.

(d)                                 The most recent balance sheet of Guarantor presents fairly, in all material respects, the assets, liabilities and shareholder equity of Guarantor and its consolidated Subsidiaries (if any) as of such date in accordance with GAAP, and shows all material indebtedness and other liabilities, direct or contingent, of Guarantor and its consolidated Subsidiaries (if any) as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness (including any shareholder loans to Guarantor from Riverstone Energy Limited or its subsidiaries, including Riverstone Energy Investment Partnership, LP). No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since the date of Guarantor’s most recent available balance sheet.

(e)                                  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Guarantor, threatened against, Guarantor (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve the Agreement, this Guarantee Agreement or the Transactions.

(f)                                   (i) Guarantor is in compliance with the (i) requirements of all Laws in all material respects, (ii) its Organization Documents in all respects and (iii) and all orders, writs, injunctions and decrees applicable to it or to its properties in all material respects. Guarantor is in compliance with its reporting obligations under Sections 13 and 16 of the Exchange Act, including in respect of the transactions contemplated under the Agreement.

(g)                                  Guarantor is not, and after giving effect to the contemplated Transactions will not be, required to register as an “investment company” or be a Person “controlled by” an “investment company” as such terms are defined in the United States Investment Company Act of 1940, as amended.

(h)                                 Guarantor has timely filed all material income tax returns and other material tax returns which are required to be filed by it in all jurisdictions and has paid all material taxes, assessments, claims, governmental charges or levies imposed with regard to it or its properties which are due and payable (other than any amount (i) the validity of which is currently being contested in good faith, (ii) with respect to which reserves have been provided for in accordance with GAAP and (iii) as to which no Collateral would become subject to forfeiture or loss as a result of such contest).  Guarantor is treated as a “domestic corporation” within the meaning of Section 7701(a)(30) of the Code.

(i)                                     Guarantor has disclosed to each Agent and Lender (x) all agreements, instruments and corporate or other restrictions to which it or any of its Affiliates is subject that purport to restrict (A) the ability of any Loan Party to incur indebtedness or liens or take any other actions, or engage in any other transactions, in each case to the extent contemplated by the Margin Loan Documentation, or (B) the Collateral Shares, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and (y) any shareholders’ agreement, investor rights agreement or any voting or other contractual restriction, including any lock-up agreement, relating to the Collateral Shares.  All information provided by or on behalf of Guarantor to the Agents and Lenders in connection with the negotiation, execution and delivery of the Agreement, this Guarantee Agreement and the other Margin Loan Documentation or the Transactions is complete and correct in all material respects and does not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made.

(j)                                     The present fair market value of Guarantor’s and its wholly-owned subsidiaries’ (including, for purposes of this clause (j), REL US Partnership, LLC) assets (after deducting the present fair market value of the Equity Interests of Issuer and any other securities of Issuer, in each case, held directly or indirectly by Guarantor and/or any such subsidiary) exceeds the total amount of Guarantor’s and such wholly-owned subsidiaries’ liabilities (including contingent liabilities but excluding the Guaranteed Obligations, any other Obligations under the Margin Loan Documentation or the Transactions, and any shareholder loans to Guarantor from Riverstone Energy Limited or its subsidiaries, including Riverstone Energy Investment Partnership, LP) by at least an amount equal to the product of the Relevant Multiplier and the Total Accrued Loan Amount; “Relevant Multiplier” means, as of any day (X) on or after the Closing Date and on or prior to June 30, 2017, 3.0, (Y) on or after July 1, 2017 and on or prior to September 30, 2017, 2.5 and (Z) on or after October 1, 2017, 2.0, (ii) Guarantor has capital and assets sufficient to carry on its businesses, (iii) Guarantor is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction; and (iv) Guarantor does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due; and Guarantor will not be rendered insolvent by the consummation of the Transactions.

(k)                                 Guarantor owns all of its assets free and clear of Liens, other than Permitted Liens.

(l)                                     Guarantor (or its Affiliate) acquired the Shares being pledged by Borrower to secure the Obligations on October 11, 2016 and has continuously owned such Shares since such date until contributing them to Borrower, and the holding period (as determined in accordance with Rule 144) of Borrower as to such Shares began no later than such date.

(m)                             The Collateral Shares (i) are not subject to any Transfer Restrictions, other than Existing Transfer Restrictions or Restrictive Conditions, and (ii) are not subject to any shareholders’ agreement, investor rights agreement or any other similar agreement or any voting or other contractual restriction.

(n)                                 Each of Guarantor and its Subsidiaries observes policies and procedures consistent with the operation of Riverstone Investment Group LLC, an investment adviser registered with the U.S. Securities and Exchange Commission, as they deem reasonably appropriate, in light of their business and international activities (if any), to ensure compliance by it and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.  Each of Guarantor and its Subsidiaries, and, to the knowledge of Guarantor, the managers, officers, employees, directors, and agents of Guarantor and its Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) Guarantor, its Subsidiaries, or (b) to the knowledge of Guarantor, (x) any manager, officer, employee, or director of Guarantor or its Subsidiaries, or (y) any agent of Guarantor or its Subsidiaries that will act in any capacity in connection with or benefit from the Facility, is a Sanctioned Person.   No Advance or the use of proceeds thereof or the other Transactions will violate any Anti-Corruption Law or applicable Sanctions.

(o)                                 Guarantor is not in possession of any Material Nonpublic Information with respect to Issuer or the Shares.

(p)                                 None of Guarantor or, except as would not reasonably be expected to result in a Material Adverse Effect, any of its ERISA Affiliates (a) sponsors, maintains, contributes to, or has any obligation to sponsor, maintain or contribute to, any Pension Plan, or (b) has any actual or potential liabilities with respect to any Pension Plan, or (c) has done any of the foregoing in the past.

(q)                                 The assets of Guarantor do not constitute “plan assets” of any ERISA Plan.

9.                            Affirmative Covenants. On and after the date hereof and through the Termination Date:

(a)                                 Guarantor shall furnish to Administrative Agent, or cause to be furnished to Administrative Agent,

(i)                                within 90 days after the end of each fiscal year of Guarantor, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, certified as contemplated by clause (iii) below; and

(ii)                             within 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year of Guarantor, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, certified as contemplated by clause (iii) below; and

(iii)                          concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of a Responsible Officer of Guarantor (x) certifying, in the case of the financial statements delivered under clause (i) or (ii), as presenting fairly in all material respects the financial condition and results of operations of and cash flows of Guarantor and, if applicable, its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes, and (y) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in clause (i) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(iv)                         such additional information regarding the business or financial affairs of Guarantor, or compliance with the terms of the Margin Loan Documentation, as Administrative Agent or any Lenders may from time to time reasonably request.

(b)                                 Guarantor shall at all times preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations, intellectual property rights, license and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(c)                                  Guarantor shall pay and discharge as the same shall become due and payable, all material liabilities and obligations, as and when due and payable, including all material Taxes, assessments, claims and governmental charges or levies imposed upon or with respect to Guarantor or Guarantor’s property; provided that no such Tax or liability needs to be paid or discharged if (i) it is being contested in good faith by appropriate proceedings, (ii) appropriate reserves, in accordance with GAAP, have been provided for, (iii) none of the Collateral would become subject to forfeiture or loss as result of such contest and (iv) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(d)                                 Each of Guarantor and its Subsidiaries shall comply with the requirements of all Laws, all orders, writs, injunctions and decrees applicable to it or its property, in each case in all material respects.  Each of Guarantor and its Subsidiaries will maintain policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions by it and its managers, directors, officers, employees, and agents.

(e)                                  Notwithstanding anything to the contrary in the Margin Loan Documentation, Guarantor shall not, and Guarantor shall not be obligated to, and shall cause its Affiliates not to, provide Administrative Agent or any Lender with any Material Nonpublic Information with respect to Issuer, its Subsidiaries or their securities in any Communication and in delivering any Communication, Guarantor shall be deemed to have represented that any such Communication contains no such Material Nonpublic Information.  If at any time, Guarantor is unable to make the representation required under the immediately preceding sentence, it shall use its reasonable best efforts to put itself in a position of being able to provide such a representation as promptly as practicable. Notwithstanding anything to the contrary in the Margin Loan Documentation, Guarantor acknowledges and agrees that if Administrative Agent, any Lender or their Affiliates receives from Guarantor or its Affiliate any Material Nonpublic Information at any time in connection with this Guarantee Agreement or any other Margin Loan Documentation, Administrative Agent, such Lender or such Affiliate may disclose such Material Nonpublic Information publicly, to any potential purchaser of the Collateral or to any other Person.

(f)                                   Guarantor shall promptly comply with its reporting obligations under Sections 13 and 16 of the Exchange Act, in respect of the transactions contemplated hereunder and under the Agreement. Guarantor shall give prior notice to Administrative Agent, who shall give to each Lender prompt notice thereof, of any public filing disclosing the terms of the Margin Loan Documentation by Guarantor and its Affiliates and provide Administrative Agent with copies to be distributed to each Lender of such relevant portion of any such report a reasonable period of time prior to filing thereof, and shall use reasonable efforts to obtain confidential treatment, to the extent reasonably available without undue burden or expense under applicable law, of any information therein that Administrative Agent or any Lender considers to be proprietary or sensitive business information.

(g)                                  Upon the request of any Lender through Administrative Agent, Guarantor shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as such Lender may reasonably deem necessary in order to ensure that the Collateral Requirement is satisfied.

(h)                                 Guarantor shall keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

(i)                                     Guarantor shall ensure at all times that the present fair market value of Guarantor’s and its wholly-owned subsidiaries’ (including, for purposes of this clause (i), REL US Partnership, LLC) assets (after deducting the present fair market value of the Equity Interests of Issuer and any other securities of Issuer, in each case, held directly or indirectly by Guarantor and/or any such subsidiary) exceeds the total amount of Guarantor’s and such wholly-owned subsidiaries’ liabilities (including contingent liabilities but excluding the Guaranteed Obligations, any other Obligations under the Margin Loan Documentation or the Transactions, and any shareholder loans to Guarantor from Riverstone Energy Limited or its subsidiaries, including Riverstone Energy Investment Partnership, LP) by at least an amount equal to the product of the Relevant Multiplier and the Total Accrued Loan Amount.  Any shareholder loans to Guarantor from Riverstone Energy Limited or its subsidiaries, including Riverstone Energy Investment Partnership, LP, will be subordinated to any Indebtedness of Guarantor to any third party (including the Guaranteed Obligations to Lenders), provided that nothing in this Guarantee or the Margin Loan Documentation will limit any repayment of any such shareholder loans unless, and solely to the extent that,  such repayment would result in Guarantor not satisfying the asset test set forth in this Section 9(i).

(j)                                    Guarantor agrees to promptly notify the Administrative Agent if it knows that the assets of Guarantor constitute or may reasonably be expected to constitute “plan assets” of any ERISA Plan as advised by counsel.

10.                     Negative Covenants. On and after the date hereof and through the Termination Date:

(a)                                 Guarantor shall not become an “investment company” or a Person “controlled by” an “investment company,” as such terms are defined in the United States Investment Company Act of 1940, as amended.

(b)                                 Guarantor shall not enter into, or permit to be made, or consent to any material amendment, supplement or other modification of any of the terms or provisions of its Organization Documents (i) relating to the power to enter into, and perform its obligations under, the Margin Loan Documentation, without the written consent of Administrative Agent, or (ii) if such amendment, supplement, modification or waiver could reasonably be expected to result in a Material Adverse Effect, in each case, as reasonably determined by Lenders. Guarantor shall not consent to or permit any amendment, supplement, modification or waiver of any terms or provisions of Borrower’s Organization Documents, except as permitted under the Agreement.

(c)                                  Guarantor shall not take any action that would impair any Lender’s security interest in the Collateral Shares or its ability to exercise remedies against such Collateral Shares (including without limitation by imposing any Transfer Restrictions (other than the Existing Transfer Restrictions) on the Collateral Shares, or entering into any shareholders’ agreement other than the Stockholders Agreement).

(d)                                 Guarantor shall not use the proceeds of any Advance, nor permit any of managers, directors, officers, employees and agents to use, the proceeds of any Advance  (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any applicable Sanctions.

(e)                                  Guarantor shall not, and shall not permit Obligor to, (i) take any action that would change Obligor’s status as an entity disregarded as separate from its sole owner that is a U.S. Person for U.S. federal income tax purposes, (ii) change Guarantor’s status from that of a corporation for U.S. federal income tax purposes, other than to become a partnership that is a U.S. Person for U.S. federal income tax purposes or (iii) change the jurisdiction of its organization other than to the United States or any subdivision thereof.

(f)                                   Guarantor and, except as would not reasonably be expected to result in a Material Adverse Effect, its ERISA Affiliates shall not establish, maintain, contribute to or incur any obligation to contribute to any Pension Plan.

11.                     Tax Provisions.   Guarantor hereby agrees to be bound by, and treated as a Loan Party under, Section 2.11 of the Agreement as if Guarantor were a party to the Agreement for purposes of Section 2.11.

12.                     Notices.  Each notice to, or other communication with, any party hereunder shall be given to such party as provided under Section 8.02 of the Agreement.

13.                     No Waiver.  No failure or delay by the Beneficiary in exercising any right, power or privilege under this Guarantee Agreement or the Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.                     Amendments and Waivers.  No provision hereof shall be amended, modified, supplemented or waived, and no consent to deviation herefrom shall be granted, except pursuant to Section 8.01 of the Agreement.  The provisions of this Guarantee Agreement shall not be modified or limited by course of conduct or usage of trade.

15.                     Successors and Assigns.  This Guarantee Agreement shall be binding upon Guarantor and its successors and assigns, for the benefit of all Beneficiaries and their permitted successors and assigns under Section 8.08 of the Agreement, as the case may be, except that Guarantor may not transfer or assign any or all of its rights or obligations hereunder without the prior written consent of all Beneficiaries.  In connection with any assignment by a Lender in accordance with Section 8.08 of the Agreement, Guarantor agrees to, as promptly as practicable, make appropriate amendments to this Guarantee Agreement to reflect any administrative or technical changes as are reasonably requested by the assigning Lender, the assignee or the Administrative Agent, which do not adversely affect Guarantor’s rights or obligations hereunder. For the avoidance of doubt, in connection with any assignment by a Lender of all or any portion of its Advances under the Agreement (in accordance with its terms), Guarantor agrees that, unless otherwise specified by agreement between such assigning Lender and its assignee, such assigning Lender’s rights hereunder, with respect to such assigned portion of the Advances, shall be deemed to have been assigned to such assignee.

16.                     Margin Loan Documentation. This Guarantee Agreement constitutes “Margin Loan Documentation” entered into in connection with the Loan Agreement.

17.                     Counterparts; Integration; Effectiveness.  This Guarantee Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Guarantee Agreement and the other Margin Loan Documentation constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  This Guarantee Agreement shall become effective when it shall have been executed by the parties hereto and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Guarantee Agreement by facsimile or electronic transmission shall be effective as delivery of an original executed counterpart of such signature page.

18.                     Severability.  Any provision of any Margin Loan Documentation held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

19.                     Governing Law; Submission to Jurisdiction.

(a)                                 Governing Law.  This Guarantee Agreement shall be governed by, and construed in accordance with, laws of the State of New York without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law, but giving effect to federal laws applicable to national banks.

(b)                                 Submission to Jurisdiction.  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Guarantee Agreement or any other Margin Loan Documentation, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guarantee Agreement or any other Margin Loan Documentation shall affect any right that Lenders may otherwise have to bring any action or proceeding relating to this Guarantee

Agreement or any other Margin Loan Documentation against any Guarantor or its properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee Agreement or any other Margin Loan Documentation in any court referred to in Subsection (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.07(d) of the Agreement.  Nothing in this Guarantee Agreement or any other Margin Loan Documentation will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e)                                  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE AGREEMENT OR ANY OTHER MARGIN LOAN DOCUMENTATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE AGREEMENT AND THE OTHER MARGIN LOAN DOCUMENTATION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19(E).

20.                     Survival.  Guarantor hereby agrees to be bound by, and treated as a Loan Party, under Section 8.11 of the Agreement as if Guarantor were a party to the Agreement for purposes of Section 8.11.  The provision of Sections 11 to 19 hereof shall survive and remain in full force and effect regardless of the occurrence of the Termination Date.

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

REL US CORP, as Guarantor

By:	s/Tom Walker
Name: Tom Walker
Title: President

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as Lender

By:	s/Jeffrey Davidovitch
Name: Jeffrey Davidovitch
Title: Executive Director

CITIBANK, N.A., as Lender

By:	s/Stephen L. Roti
Name: Stephen L. Roti
Title: MD

CITIBANK, N.A., as Administrative Agent

By:	s/Stephen L. Roti
Name: Stephen L. Roti
Title: MD